Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Derek Irwin
	Director, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3460
	randy_zane@ziffdavis.com	derek_irwin@ziffdavis.com

Ziff Davis Reports First Quarter 2004 Results

Company Posts EBITDA Increase of 88% to $3.0 Million

NEW YORK, April 29, 2004 – Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its first quarter ended March 31, 2004. The Company’s consolidated revenues totaled $42.0 million, which were flat compared to revenues of $42.1 million for the first quarter ended March 31, 2003.

The Company reported consolidated earnings before interest expense, provision for income taxes, depreciation, amortization and non-recurring items (“EBITDA”)1 of $3.0 million for the quarter ended March 31, 2004, representing an 87.5% increase compared to consolidated EBITDA of $1.6 million for the prior year period. This increase in EBITDA occurred despite an investment of $2.1 million in funding start-up losses for new developing businesses launched in late 2003, which includes Sync magazine, 1UP.com and the Event Marketing Group.

Condensed Consolidated Statements of Operations for the quarters ended March 31, 2004 and 2003 and condensed consolidated balance sheets at March 31, 2004 and December 31, 2003 are set forth at the end of this release.

“The strength of our diversified business model continued to drive solid EBITDA gain over prior year’s performance, particularly in the areas of our online brands, enterprise publications and conference business,” said Robert F. Callahan, Chairman and CEO, Ziff Davis Media Inc. “Consolidated revenues were flat due to further softness in the videogame and consumer technology sectors, but we’re pleased with the revenue increases of our new and developing products. We remain enthusiastic about market growth

Ziff Davis Holdings Earnings Release

for the second half of 2004, as business and consumer spending forecasts continue to be positive. In the meantime, we’ll continue to invest further in new products and services to create value for our customers, as well as find additional operating and cost efficiencies to improve our businesses.”

Financial Summary for the Quarter Ended March 31, 2004 ($ millions)

	ESTABLISHED		DEVELOPING
	BUSINESSES SEGMENT		BUSINESSES SEGMENT
	(Restricted Subsidiaries)		(Unrestricted Subsidiaries)		TOTAL COMPANY
	2004	2003	2004	2003	2004	2003
Revenue	$32.7	$36.1	$9.3	$6.0	$42.0	$42.1
EBITDA (1)	5.0	4.7	(2.0)	(3.1)	3.0	1.6

Established Businesses Segment (Ziff Davis Publishing Inc.)

The Established Businesses segment is principally comprised of seven of the Company’s publications.

Revenue for the Established Businesses segment for the first quarter ended March 31, 2004 was $32.7 million, down $3.4 million or 9.4% compared to $36.1 million in the same period last year. The decrease was primarily due to the continued softness in the videogame and consumer technology magazine advertising markets which resulted in advertising page and average revenue per page declines for some of our publications. In addition, single copy circulation revenues in these two areas also continued to decline as consumer traffic and spending for mainline newsstands has remained sluggish for the past year or more. Lastly, the Company continues to see some further shifting of marketing budgets towards additional advertising on its publication-affiliated websites, and those advertising dollars are captured in the Developing Businesses segment.

Cost of production for the Established Businesses segment for the first quarter ended March 31, 2004 was $12.3 million, down $2.2 million or 15.2%, compared to $14.5 million in the prior year period. The decrease primarily relates to manufacturing, paper and distribution cost savings achieved through the implementation of a number of new production and distribution initiatives across all of the Company’s publications, the impact of more favorable third-party supplier contracts and certain revenue-variable cost savings.

Ziff Davis Holdings Earnings Release

Selling, general and administrative (SG&A) expenses for the Established Businesses segment were $15.3 million for the first quarter ended March 31, 2004, down $1.6 million or 9.5% from $16.9 million in the same period last year. This decline was due to the Company’s ongoing cost containment efforts and a change in the timing of certain magazine promotion and renewal campaigns which were executed during the first quarter of 2003 but will occur in different quarterly periods in 2004.

Developing Businesses Segment (Ziff Davis Development Inc. and Ziff Davis Internet Inc.)

The Developing Businesses segment is comprised of several emerging and new businesses in the magazine, Internet and event areas.

The three magazines in this segment are Baseline and CIO Insight, which were launched in 2001, and Sync, the Company’s new consumer lifestyle magazine focused on digital technology, which will debut in the summer of 2004. The Internet sites in this segment are primarily those affiliated with the Company’s magazine brands but also include 1UP.com, the online destination for gaming enthusiasts, which was launched in October 2003, and ExtremeTech.com.

This segment also includes the Company’s Event Marketing Group and its two branded events: Business 4Site, a new strategic event program designed to meet the changing information needs of business technology decision-makers that will debut in June 2004; and DigitalLife, a new four-day special event that showcases the latest in digital technology, which will debut in October 2004.

Revenue for the Developing Businesses segment for the first quarter ended March 31, 2004 was $9.3 million, compared to $6.0 million in the same period last year, reflecting a $3.3 million or 55.0% improvement. The increase is primarily related to higher advertising revenue for the Company’s Internet operations and CIO Insight and substantially increased event revenues for Baseline and CIO Insight. The Internet Group’s revenues increased by $2.1 million or 69.9% for the first quarter of 2004 versus the prior year period due to its continued strong growth in consumer traffic, page views and new advertisers.

Ziff Davis Holdings Earnings Release

Cost of production for the Developing Businesses segment was $0.6 million the first quarter ended March 31, 2004, down approximately $0.1 million from $0.7 million in the same prior year period. The decrease was primarily due to reduced Internet infrastructure and operating costs resulting from the Company’s ongoing cost management initiatives and the impact of more favorable third-party supplier contracts.

Selling, general and administrative (SG&A) expenses for the Developing Businesses segment were $10.7 million for the first quarter ended March 31, 2004, reflecting an increase of $2.3 million or 27.4% from $8.4 million in the same prior year period. The increase was primarily due to incremental costs associated with the Company’s new business initiatives: Sync magazine; 1UP.com; and the Event Marketing Group, but also included increased Internet promotion, content and sales costs and higher Baseline and CIO Insight event costs due to higher sales volume in these areas.

Improved Cash Position and Payment of Debt

As of March 31, 2004, the Company had $45.4 million of cash and cash equivalents, representing a $1.9 million net use of cash in the first quarter 2004 versus the $47.3 million cash balance at December 31, 2003 and an $8.9 million net increase in cash versus the $36.5 million cash balance at March 31, 2003. The decrease versus December 31, 2003 primarily reflects the normal seasonal reduction in advertising billings and collections for the first quarter of 2004. The increase versus March 31, 2003 reflects the increased EBITDA and improved cash flow and working capital throughout 2003 and into first quarter 2004. Specifically, the Company continued improving its collection of advertising accounts receivable during the first quarter of 2004, which resulted in a decrease in Days Sales Outstanding (“DSO”) at March 31, 2004 to 41 DSO compared to 45 DSO at March 31, 2003.

In accordance with its Senior Credit Facility agreement, the Company made an “excess cash flow” payment for the year ended December 31, 2003 on April 14, 2004. This payment, representing 75.0% of “excess cash flow” as defined under the Senior Credit Facility, amounted to $6.4 million and along with our other scheduled principal payments of approximately $13.0 million payable within one year, is classified as Current portion of long-term debt on our unaudited Condensed Consolidated Balance Sheet at March 31,

Ziff Davis Holdings Earnings Release

2004. As a result of this payment, the Company’s debt outstanding under the Senior Credit Facility has been reduced to $182.8 million as of April 14, 2004.

Adoption of New Accounting Principle – SFAS 150

The Company adopted Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity” (SFAS 150), effective January 1, 2004. SFAS 150 requires the Company to record accrued dividends on mandatory, redeemable preferred stock as interest expense and to classify the preferred stock as a long-term liability on the consolidated Balance Sheet. The adoption of this statement increased the Company’s total liabilities by $757.4 million as of March 31, 2004 and increased the Condensed Company’s consolidated interest expense by $17.8 million for the first quarter ended March 31, 2004. However, the adoption of SFAS 150 has no impact on the Company’s cash flow, its Senior Credit Facility financial covenants or its ability to service its debt payments under the Senior Credit Facility in 2004.

First Quarter Highlights and Milestones

PC Magazine

•	Ranked #1 with a 56.1% market share

•	Launched the PC Magazine conference events program in 25 cities

•	Launched the PC Magazine SMB Summit

•	PCMag.com’s unique visitor traffic increased 42.8% versus year ago

Game Group

•	Ranked #1 with a 44.0% market share

•	Established a new section on 1UP.com titled “1UP Mobile Games”

•	Published a 2004 Game Guide for one of the leading retailers in the U.S.

•	Awarded the exclusive contract to publish the E3 Show Daily for 2004

Enterprise Group

•	The Enterprise Group increased its market share to 18.8% versus 17.3% year ago

•	eWEEK

•	Completed the first quarter with a 19.5% market share versus 19.0% year ago

Ziff Davis Holdings Earnings Release

•	Attracted hundreds of entries to its fourth annual Excellence Awards

•	Launched eWEEK editorial events with a Security Summit, keynoted by Richard Clark, the former White House counter-terrorism advisor

•	Baseline

•	Announced the Baseline 500, a special issue that will honor the top 500 publicly traded companies that deliver the best ROI for Enterprise IT projects implemented

•	CIO Insight

•	Completed the first quarter with a 33.0% market share versus 26.8% year ago

•	Announced its third annual Partners in Alignment Awards

•	Custom Conference Group

•	Produced 52 conferences in the first quarter and tripled its revenue versus year ago

Internet Group

•	Increased unique visitors by 48.3% for the first quarter versus prior year

•	Revenue increased 69.9% versus year ago

•	eSeminars™ held 27 events during the first quarter representing a 35.0% increase versus year ago

•	Commerce/business development revenue increased by 43.7% versus prior year

Event Marketing Group

•	Business 4Site

•	Signed Microsoft, IBM, HP, Intel, Toshiba and APC as exhibitors and sponsors

•	Developed a strategic marketing partnership with The Los Angeles Times

•	DigitalLife

•	Signed Best Buy as the official retail partner

•	Developed a strategic marketing partnership with Cosmopolitan magazine

•	New York City Mayor, Michael Bloomberg, officially endorsed DigitalLife and declared the third week in October 2004 “Digital Technology Week” in New York City

Ziff Davis Holdings Earnings Release

Other

•	Launched the Serbian edition of PC Magazine

•	Increased licensing, rights and permissions revenue 12.3% in the first quarter versus year ago

•	Increased list rental revenue 22.9% in the first quarter versus prior year

Business Outlook

Reflecting the net impact of seasonally higher revenues offset by the Company’s continued investment in its new developing business initiatives, the Company anticipates that consolidated EBITDA for the second quarter of 2004 for Ziff Davis Holdings Inc. will be in the range of $8.5 million to $9.5 million compared to $9.0 million of consolidated EBITDA for the second quarter ended June 30, 2003. The Company estimates that its investments in the three new developing business initiatives that were started in late 2003 will be in the range of $1.5 million to $2.0 million for the second quarter of 2004.

Investor Conference Call

The conference call is scheduled for 3:00 PM EDT on Thursday, April 29, 2004. Individuals wishing to participate can join the conference call by dialing 1-877-939-1569 for domestic calls and 1-773-756-4618 for international calls at 2:50 PM EDT and giving the operator the following information: Company: Ziff Davis Holdings Inc.; pass code: Holdings.

For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 6:00 PM EDT on April 29, 2004 to 5:00 PM EDT on May 6, 2004. Persons interested in listening to the recorded call should dial 1-888-568-0137 for domestic calls and 1-402-530-7804 for international calls. Any material financial or statistical information discussed on the conference call that is not otherwise included in this

Ziff Davis Holdings Earnings Release

press release will be made available on our website, www.ziffdavis.com, under the heading Investor Relations.

About Ziff Davis Holdings Inc.

Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company focusing on the technology, videogame and consumer lifestyle markets. The Company is an information services provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes 10 market-leading magazines including PC Magazine, Sync, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World, Official U.S. PlayStation Magazine, Xbox Nation and GMR. The Company exports the power of its brands internationally, with publications in 41 countries and 20 languages. Ziff Davis leverages its content on the Internet with eight highly-targeted technology and gaming sites including PCMag.com, eWEEK.com, ExtremeTech.com and 1UP.com. The Company also produces highly-targeted b-to-b and consumer technology events including Business 4Site and DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release including anticipated future operating results, cash balances and cost savings constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in our Annual Report on Form 10-K and our other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation, however, to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended March, 31, 2004
	Established	Developing
	Businesses	Businesses
	Segment	Segment
	(Restricted	(Unrestricted
	Subsidiaries)	Subsidiaries)	Consolidated
Revenue, net	$32,657	$9,311	$41,968
Operating expenses:
Cost of production	12,298	635	12,933
Selling, general and administrative expenses	15,305	10,721	26,026
Depreciation and amortization of property and equipment	1,576	217	1,793
Amortization of intangible assets	3,806	—	3,806

Total operating expenses	32,985	11,573	44,558

Loss from operations	(328)	(2,262)	(2,590)
Interest expense, net	(22,027)	—	(22,027)

Loss before income taxes	(22,355)	(2,262)	(24,617)
Income tax provision	88	1	89

Net loss	$(22,443)	$(2,263)	$(24,706)

EBITDA (1)	$5,054	$(2,045)	$3,009

	Three Months Ended March, 31, 2003
	Established	Developing
	Businesses	Businesses
	Segment	Segment
	(Restricted	(Unrestricted
	Subsidiaries)	Subsidiaries)	Consolidated
Revenue, net	$36,128	$5,963	$42,091
Operating expenses:
Cost of production	14,542	664	15,206
Selling, general and administrative expenses	16,907	8,395	25,302
Depreciation and amortization of property and equipment	2,355	546	2,901
Amortization of intangible assets	4,212	—	4,212

Total operating expenses	38,016	9,605	47,621

Loss from operations	(1,888)	(3,642)	(5,530)
Gain on sale of subsidiary	—	65	65
Interest expense, net	(5,011)	—	(5,011)

Loss before income taxes	(6,899)	(3,577)	(10,476)
Income tax provision	250	—	250

Net loss	$(7,149)	$(3,577)	$(10,726)

EBITDA (1)	$4,679	$(3,096)	$1,583

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$45,432	$47,308
Accounts receivable, net	29,087	32,836
Other current assets, net	7,436	7,331

Total current assets	81,955	87,475
Property and equipment, net	14,756	15,206
Intangible assets, net	254,877	258,683
Other non-current assets, net	15,453	15,544

Total assets	$367,041	$376,908

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$16,610	$13,938
Accrued expenses and other current liabilities	25,028	31,706
Current portion of long-term debt	19,373	15,766
Unexpired subscriptions and deferred revenue, net	26,659	25,170

Total current liabilities	87,670	86,580
Long-term debt	293,099	293,265
Accrued interest — compounding notes	86,445	89,532
Accrued expenses — long-term	12,938	14,027
Redeemable preferred stock	757,366	739,602
Other non-current liabilities	17,580	17,253

Total liabilities	1,255,098	1,240,259
Stockholders’ deficit:
Common stock	17,332	17,343
Stock subscription loans	(3)	(14)
Additional paid-in capital	8,468	8,468
Accumulated deficit	(913,854)	(889,148)

Total stockholders’ deficit	(888,057)	(863,351)

Total liabilities and stockholders’ deficit	$367,041	$376,908

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)
(unaudited)

	Three Months Ended March 31, 2004
	Established	Developing
	Businesses	Businesses
	Segment	Segment
	(Restricted	(Unrestricted
	Subsidiaries)	Subsidiaries)	Consolidated
EBITDA (1)	$5,054	$(2,045)	$3,009
Adjustments to reconcile to Loss from operations:
Depreciation and amortization of property and equipment	1,576	217	1,793
Amortization of intangible assets	3,806	—	3,806

Loss from operations	$(328)	$(2,262)	$(2,590)

	Three Months Ended March 31, 2003
	Established	Developing
	Businesses	Businesses
	Segment	Segment
	(Restricted	(Unrestricted
	Subsidiaries)	Subsidiaries)	Consolidated
EBITDA (1)	$4,679	$(3,096)	$1,583
Adjustments to reconcile to Loss from operations:
Depreciation and amortization of property and equipment	2,355	546	2,901
Amortization of intangible assets	4,212	—	4,212

Loss from operations	$(1,888)	$(3,642)	$(5,530)

Ziff Davis Holdings Inc.

Endnotes:

(1) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring charges include the write-down of intangible assets, restructuring charges (cash and non-cash) and gains and losses on the sale of non-core assets. These items are not included in EBITDA as management considers the charges to be items not indicative of the performance of its underlying businesses and/or its ability to service its debt. Gain on the sale of assets, net of $65 is excluded from EBITDA for the three months ended March 31, 2003. EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for net (loss)/income, operating (loss)/income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company’s ability to service debt. EBITDA (subject to certain adjustments) is also a component of our debt compliance calculations. However, our method of computation may not be comparable to similarly titled measures of other companies. For example, starting in the second quarter of 2004, we anticipate incurring non-cash charges related to stock options we expect to grant this quarter, which charges will be excluded from EBITDA as they are not relevant to our financial covenant calculations. The most directly comparable financial measure under GAAP to EBITDA is Income or Loss From Operations. Reconciliations between EBITDA and Income or Loss From Operations are included in tables provided in this release.

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